Exhibit 99.1

Contact: Trans World Entertainment Edwin Sapienza Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle

Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES ANNUAL AND FOURTH QUARTER RESULTS

Albany, NY, March 28, 2019-- Trans World Entertainment Corporation (Nasdaq: TWMC) today announced results for the 13-week Fourth Quarter (“Fourth Quarter”) and 52-week year ended February 2, 2019 (“Fiscal 2018”), as compared to the 14-week Fourth Quarter (“Fourth Quarter 2017”) and 53-week year ended February 3, 2018 (“Fiscal 2017”).

“For the fye segment, comparable store sales increased 2.8% with an improvement in gross margin. This marked the second consecutive quarter of positive comp sales. Our customers continue to respond positively to the changes in our merchandise assortment and presentation that were made to counter declining mall traffic and the ongoing declines in physical media,” commented Mike Feurer, Company CEO. “For etailz, in response to the decline in operating results, we’ve engaged outside support and initiated certain strategic changes to create operational efficiencies directed towards improving the etailz segment’s performance and cash flow. We remain confident in the underlying opportunity afforded by etailz as a top marketplace retailer and service provider,” concluded Mr. Feurer.

During the Fourth Quarter, etailz initiated cost savings steps to support operating model changes and a leaner organization that is better aligned with our future business focus. As part of such initiatives, an approximately 30% reduction in force was implemented during the Fourth Quarter, in addition to changes in senior management. Additional reductions included expenses related to technology and employee benefits. The annualized impact of these cost savings initiatives is expected to be approximately $4.5 million.

In addition, the Company has reduced its vendor portfolio in an effort to improve profitability, including rationalizing unprofitable vendors and renegotiating vendor terms to enhance gross margins and supply chain efficiencies.

As a result of the decline in operating results, the Company recorded a non-cash impairment charge on certain fixed assets, intangible assets, and goodwill of $59.7 million, including $57.7 million related to etailz.

Fourth Quarter Overview - Consolidated

•	Total revenue for the Fourth Quarter decreased 12.4% to $127.4 million compared to $145.4 million for the Fourth Quarter of 2017.

•	Net loss was $65.2 million, or $1.80 per diluted share, compared to a net loss of $32.5 million, or $0.90 per diluted share for Fourth Quarter 2017. Included in the Fourth Quarter and Fourth Quarter 2017 operating results were non-cash charges due to impairment of certain fixed assets, intangible assets, and goodwill in the amount of $59.7 million and $29.1 million, respectively.

•	Loss from operations was $65.0 million compared to a loss from operations of $32.7 million for the fourteen weeks ended February 3, 2018.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $2.3 million compared to $0.8 million for the Fourth Quarter of Fiscal 2017 (see note 1).

•	Cash and cash equivalents as of February 2, 2019 was $4.4 million compared to $31.3 million at February 3, 2018.

•	As of February 2, 2019 and February 3, 2018, the Company had no borrowings under its credit facility.

•	Inventory was $95.3 million at the end of Fiscal 2018, versus $109.4 million at the end of Fiscal 2017. For the fye segment, inventory per square foot was $60 at the end of Fiscal 2018, consistent with the end of Fiscal 2017.

Fiscal 2018 Overview - Consolidated

•	Total revenue decreased 5.6% to $418.2 million compared to $442.9 million in Fiscal 2017.

•	Net loss was $96.9 million, or a loss of $2.67 per diluted share for Fiscal 2018 compared to a net loss of $42.6 million, or a loss of $1.18 per diluted share for Fiscal 2017. Included in the results for Fiscal 2018 and Fiscal 2017 were non-cash charges of $59.7 million and $29.1 million, respectively, as a result of recording impairment charges for certain fixed assets, intangible assets, and goodwill. In addition, Fiscal 2017 results included an $8.7 million gain on proceeds from company owned life insurance policies.

•	Loss from operations was $96.3 million compared to a loss from operations of $51.4 million for Fiscal 2017.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $23.8 million compared to $7.8 million for Fiscal 2017 (see note 1).
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Segment Highlights

	Thirteen and Fourteen Weeks Ended (1)		Fiscal Year Ended (2)
(amounts in thousands)	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Total Revenue
fye	$78,817	$92,391	$231,290	$268,397
etailz	48,612	53,018	186,900	174,459
Total Company	$127,429	$145,409	$418,190	$442,856

Gross Profit
fye	$28,077	$30,912	$89,259	$104,254
etailz	9,209	9,875	39,275	39,589
Total Company	$37,286	$40,787	$128,534	$143,843

SG&A
fye	$27,929	$30,873	$107,141	$114,982
etailz	11,608	11,498	45,144	38,462
Total Company	$39,537	$42,371	$152,285	$153,444

Loss From Operations
fye	$(2,961)	$(31,551)	$(24,455)	$(49,261)
etailz	(62,085)	(1,174)	(71,891)	(2,140)
Total Company	$(65,046)	$(32,725)	$(96,346)	$(51,401)

Reconciliation of fye Loss From Operations to fye Adjusted Loss From Operations
fye Loss From Operations	$(2,961)	$(31,551)	$(24,455)	$(49,261)
Asset impairment charges	1,946	29,107	1,946	29,107
fye Adjusted Loss From Operations	$(1,015)	$(2,444)	$(22,509)	$(20,154)

Reconciliation of etailz Loss From Operations to etailz Adjusted Loss From Operations
etailz Loss From Operations	$(62,085)	$(1,174)	$(71,891)	$(2,140)
Acquisition related amortization expense	974	966	3,890	3,871
Acquisition related compensation expense, net of contingency benefit	831	(726)	3,821	982
Asset impairment charges	57,712	-	57,712	-
etailz Adjusted (Loss) Income From Operations	$(2,568)	$(934)	$(6,468)	$2,713

(1)	The fourth fiscal quarter ended February 2, 2019 contains 13 weeks. The fourth fiscal quarter ended February 3, 2018 contains 14 weeks.

(2)	The fiscal year ended February 2, 2019 contains 52 weeks. The fiscal year ended February 3, 2018 contains 53 weeks.

Fourth Quarter Overview - etailz

•	Revenue for the Fourth Quarter was $48.6 million, an 8.3% decrease as compared to the Fourth Quarter of 2017. etailz revenue contributed 38.1% of total consolidated revenue during the quarter as compared to 36.5% for the same period last year.

•	Gross profit for the Fourth Quarter was $9.2 million, or 18.9% of revenue as compared to $9.9 million or 18.6% of revenue for the same period last year.
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•	Selling, general and administrative (“SG&A”) expenses for the Fourth Quarter were $11.6 million, or 23.9% of revenue, compared to $11.5 million, or 21.7% of revenue, for the same period last year.

•	etailz loss from operations was $62.1 million for the Fourth Quarter versus $1.2 million for the same period last year. Included in the Fourth Quarter operating results were non-cash charges due to impairment of certain fixed assets, intangible assets, and goodwill, in the amount of $57.7 million.

•	etailz adjusted loss from operations (a non-GAAP measure) was $2.6 million for the Fourth Quarter as compared to $0.9 million for the Fourth Quarter 2017 (see note 1).

Fiscal 2018 Overview – etailz

•	Revenue for Fiscal 2018 was $186.9 million as compared to $174.5 million for the Fiscal 2017, an increase of 7.1%. etailz revenue contributed 44.7% of total consolidated revenue during Fiscal 2018 versus 39.4% during Fiscal 2017.

•	Gross profit for Fiscal 2018 was $39.3 million, or 21.0% of revenue as compared to $39.6 million, or 22.7% of revenue, for Fiscal 2017.

•	SG&A expenses for Fiscal 2018 were $45.1 million, or 24.2% of revenue compared to $38.5 million, or 22.0% of revenue, for Fiscal 2017.

•	Loss from operations was $71.9 million compared to $2.1 million last year. Included in Fiscal 2018 operating results were non-cash charges due to impairment of certain long-lived assets in the amounts of $57.7 million. etailz adjusted income from operations (a non-GAAP measure) was a loss of $6.5 million for Fiscal 2018 compared to income of $2.7 million for Fiscal 2017 (see note 1).

Fourth Quarter Overview – fye

•	Total revenue for the Fourth Quarter declined 14.7% to $78.8 million for the fye segment. Comparable store sales improved 2.8% compared to the same quarter last year.

•	Gross profit was $28.1 million compared to $30.9 million, for the same period last year. On a rate basis, gross profit was 35.6% of revenue compared to 33.5% of revenue, for the same quarter last year. An increase in gross profit was due to fewer markdowns compared to Fiscal 2017.

•	SG&A expenses decreased $2.9 million, or 9.5%, for the Fourth Quarter to $27.9 million, or 35.4% of revenue, compared to $30.9 million, or 33.4% of revenue, for the same period last year. The decline in SG&A expenses was due to lower expenses as a result of fewer stores in operation.
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•	The fye segment recorded a loss from operations of $3.0 million as compared to $31.6 million for the Fourth Quarter of 2017. Included in Fourth Quarter and Fourth Quarter 2017 operating results were non-cash charges due to impairment of certain fixed assets in the amounts of $1.9 million and $29.1 million, respectively.

•	fye adjusted loss from operations (a non-GAAP measure) was $1.0 million for the Fourth Quarter compared to $2.4 million for the same period last year (see note 1).

Fiscal 2018 Overview – fye

•	Total revenue declined $37.1 million or 13.8%, for the fye segment. Comparable store sales for the fiscal year declined 2.0% compared to the same period last year. The Company ended Fiscal 2018 with 210 stores in operation as compared to 260 at the end of Fiscal 2017.

•	Gross profit for Fiscal 2018 was $89.3 million, or 38.6% of revenue, compared to $104.3 million, or 38.8% of revenue, for Fiscal 2017.

•	Selling, general and administrative (“SG&A”) expenses decreased $7.8 million, or 6.8%, for Fiscal 2018 to $107.1 million, or 46.3% of revenue, compared to $115.0 million, or 42.8% of revenue, for the same period last year. The decline in SG&A expenses was due to lower expenses as a result of fewer stores in operation.

•	The fye segment recorded a loss from operations of $24.5 million for Fiscal 2018 as compared to a loss from operations of $49.3 million for Fiscal 2017. Included in Fiscal 2018 and Fiscal 2017 results are non-cash charges of $1.9 million and $29.1 million, respectively, as a result of recording impairment against certain fixed assets. In addition, Fiscal 2017 results included an $8.7 million gain on proceeds from company owned life insurance policies.

•	fye adjusted loss from operations (a non-GAAP measure) was $22.5 million for Fiscal 2018 as compared to $20.2 million loss for Fiscal 2017 (see note 1).

Trans World will host a teleconference call today, Thursday, March 28, 2019, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

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CONSOLIDATED STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen and Fourteen Weeks Ended (1)				Fiscal Year Ended (2)
	February 2,	% to	February 3,	% to	February 2,	% to	February 3,	% to
	2019	Revenue	2018	Revenue	2019	Revenue	2018	Revenue

Net sales	$125,849		$143,690		$412,997		$437,173
Other revenue	1,580		1,719		5,193		5,683
Total revenue	$127,429		$145,409		$418,190		$442,856

Cost of sales	90,143	70.7%	104,622	72.0%	289,656	69.3%	299,013	67.5%
Gross profit	37,286	29.3%	40,787	28.0%	128,534	30.7%	143,843	32.5%

Selling, general and administrative expenses	39,537	31.0%	42,371	29.1%	152,285	36.4%	153,446	34.6%
Income from joint venture	-	0.0%	(749)	-0.5%	-	0.0%	(1,787)	-0.4%
Acquisition related compensation expense (benefit), net of contingency benefit	831	0.7%	(726)	-0.5%	3,821	0.9%	982	0.2%
Asset impairment charges	59,658	46.8%	29,107	20.0%	59,658	14.3%	29,107	6.6%
Depreciation and amortization expenses	2,306	1.8%	3,509	2.4%	9,116	2.2%	13,496	3.0%
Loss from operations	(65,046)	-51.0%	(32,725)	-22.5%	(96,346)	-23.0%	(51,401)	-11.6%

Interest expense	279	0.2%	132	0.1%	723	0.2%	332	0.1%
Gain on insurance proceeds	-		-	0.0%	-	0.0%	(8,733)	-2.0%
Other income	(56)	0.0%	(57)	0.0%	(227)	-0.1%	(148)	0.0%

Loss before income taxes	(65,269)	-51.2%	(32,800)	-22.6%	(96,842)	-23.2%	(42,852)	-9.7%
Income tax expense (benefit)	(56)	0.0%	(332)	-0.2%	80	0.0%	(299)	-0.1%

Net loss	$(65,213)	-51.2%	$(32,468)	-22.3%	$(96,922)	-23.2%	$(42,553)	-9.6%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(1.80)		$(0.90)		$(2.67)		$(1.18)

Weighted average number of common shares outstanding - basic and diluted	36,322		36,212		36,286		36,191

SELECTED BALANCE SHEET CAPTIONS:					February 2,		February 3,
(in thousands, except store data)					2019		2018

Cash and cash equivalents					$4,355		$31,326
Merchandise inventory					95,302		109,377
Fixed assets (net)					6,684		13,546
Accounts payable					34,329		41,780
Borrowings under line of credit					-		-

Stores in operation, end of period					210		260

(1)	The fourth fiscal quarter ended February 2, 2019 contains 13 weeks. The fourth fiscal quarter ended February 3, 2018 contains 14 weeks.

(2)	The fiscal year ended February 2, 2019 contains 52 weeks. The fiscal year ended February 3, 2018 contains 53 weeks.

Notes:

1.         Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense (benefit); (ii) other income, including gain from insurance proceeds; (iii) interest expense; (iv) depreciation expense; (v) asset impairment charges; (vi) acquisition related amortization expenses; (vii) and acquisition related compensation expense (benefit), which includes retention bonuses, restricted stock, and contingency adjustment. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

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(amouints in thousands)
	Thirteen and Fourteen Weeks Ended (1)		Fiscal Year Ended (2)
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Net loss	$(65,213)	$(32,468)	$(96,922)	$(42,553)
Income tax expense (benefit)	(56)	(332)	80	(299)
Other income	(56)	(57)	(227)	(8,881)
Interest expense	279	132	723	332
Loss from Operations	(65,046)	(32,725)	(96,346)	(51,401)
Depreciation expense	1,332	2,543	5,226	9,627
Asset impairment charges	59,658	29,107	59,658	29,107
Acquisition related amortization expenses	974	966	3,890	3,871
Acquisition related compensation expense (benefit), net of contingency adjustment	831	(726)	3,821	982
Adjusted EBITDA	$(2,251)	$(835)	$(23,751)	$(7,814)

(1)	The fourth fiscal quarter ended February 2, 2019 contains 13 weeks. The fourth fiscal quarter ended February 3, 2018 contains 14 weeks.

(2)	The fiscal year ended February 2, 2019 contains 52 weeks. The fiscal year ended February 3, 2018 contains 53 weeks.

The Company believes that fye adjusted loss from operations and etailz adjusted loss from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

Trans World Entertainment is a leading multi-channel retailer, blending a 40-year history of entertainment retail experience with digital marketplace expertise. Our brands seamlessly connect customers with the most comprehensive selection of music, movies, and pop culture products on the channel of their choice. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye, for your entertainment, and on the web at www.fye.com  and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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